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                                                                    Exhibit 12.1

                               PUGET SOUND ENERGY
                STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
          EARNINGS TO COMBINED FIXED CHARGES AND DIVIDEND REQUIREMENTS
                             (Dollars in Thousands)

                                                12 Months   12 Months
                                                 Ending      Ending
EARNINGS AVAILABLE FOR COMBINED FIXED             Sep         Sep                            Year Ended December 31
                                                 ============================================================================
CHARGES AND PREFERRED DIVIDEND
REQUIREMENTS                                      2001        2000        2000        1999       1998       1997       1996
                                                 ============================================================================
Pre-tax Income:
   Net income per statement of income            179,651     184,390     193,831     185,567    169,612    125,698    167,351
   Federal income taxes                          124,045     113,749     128,973     109,164    105,814     44,916    106,876
   Federal income taxes charged to
      other income - net                           9,714       5,980       1,411       2,909      3,986     14,807       (784)
                                                 ----------------------------------------------------------------------------
        Subtotal                                 313,410     304,119     324,215     297,640    279,412    185,421    273,443
                                                 ----------------------------------------------------------------------------

   Capitalized Interest                             (612)     (1,588)     (1,264)     (3,692)    (1,782)      (360)      (600)
   Undistributed (earnings) or losses
      of less-than-fifty-percent-owned
      entities                                        --          --          --          --         --       (608)       460
                                                 ----------------------------------------------------------------------------
        Total                                    312,798     302,531     322,951     293,948    277,630    184,453    273,303
                                                 ----------------------------------------------------------------------------


Fixed Charges:
   Interest on long-term debt                    189,464     180,999     184,405     160,966    146,248    123,543    122,635
   Other interest                                    612       1,588       1,264       3,692      1,782        360        600
   Portion of rentals representative of
      the interest factor                          5,195       4,948       5,002       4,575      2,878      3,143      4,187
                                                 ----------------------------------------------------------------------------
        Total                                    195,271     187,535     190,671     169,233    150,908    127,046    127,422
                                                 ----------------------------------------------------------------------------

Earnings Available for combined Fixed Charges    ----------------------------------------------------------------------------
and Preferred Dividend requirements              508,069     490,066     513,622     463,181    428,538    311,499    400,725
                                                 ============================================================================


Ratio of earnings to fixed charges                  2.60        2.61        2.69        2.74       2.84       2.45       3.14

COMBINED FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS:
   Fixed charges above                           195,271     187,535     190,671     169,233    150,908    127,046    127,422
   Preferred dividend requirements below          14,929      15,070      15,044      17,747     21,421     26,266     36,242
                                                 ----------------------------------------------------------------------------
        Total                                    210,200     202,605     205,715     186,980    172,329    153,312    163,664
                                                 ============================================================================
Ratio of earnings to combined fixed charges
and preferred dividend requirements                 2.42        2.42        2.50        2.48       2.49       2.03       2.45

COMPUTATION OF PREFERRED DIVIDEND
REQUIREMENTS:

    (a) Pre-tax income                           313,410     304,119     324,215     297,640    279,412    185,421    273,443
    (b) Net income                               179,651     184,390     193,831     185,567    169,612    125,698    167,351
    (c) Ratio of (a) to (b)                       1.7445      1.6493      1.6727      1.6039     1.6474     1.4751     1.6339
    (d) Preferred dividends                        8,558       9,137       8,994      11,065     13,003     17,806     22,181
  Preferred dividend requirements

   [(d) multiplied by (c)]                        14,929      15,070      15,044      17,747     21,421     26,266     36,242
                                                 ============================================================================
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